EXHIBIT 99.1

CONTACTS:	Charles E. Hughes, Jr. President and CEO Direct — 904/332-7777 E-mail chughes@flbk.com	T. Edwin Stinson, Jr. Chief Financial Officer Direct — 904/332-7772 E-mail estinson@flbk.com

FLORIDA BANKS REPORTS 57% INCREASE IN EARNINGS PER DILUTED SHARE
FOR THE FIRST QUARTER OF 2003

COMPANY INCREASES FULL-YEAR GUIDANCE TO $0.48 PER DILUTED SHARE

JACKSONVILLE, FL. (April 22, 2003) – Florida Banks, Inc. (NASDAQ: FLBK) today reported results for its first quarter ended March 31, 2003. The Company’s first quarter results, which were ahead of original expectations, primarily reflected strong volume in the Company’s new wholesale mortgage division. Florida Banks’ core banking operations also contributed significantly to the Company’s record earnings for the first quarter as compared to the first quarter of 2002.

     For the first quarter ended March 31, 2003, net income applicable to common shares increased 94% to $731,000 from $376,000 in the same period last year. On a diluted per share basis, the Company’s first quarter earnings increased 57% to $0.11 versus $0.07 per share in the comparable 2002 period.

     Net interest income after provision for loan losses increased 27% to $5.0 million in the first quarter of 2003 from $3.9 million in the first quarter in 2002. The provision for loan losses for the first quarter of 2003 was $889,000 versus $380,000 in the prior-year period.

     Commenting on the announcement, Charles E. Hughes, Jr., President and Chief Executive Officer of Florida Banks, said, “We are very pleased to report such a strong start to the new year, and we are especially gratified that our growth was so well balanced between our traditional banking operations and our wholesale mortgage activities.” Hughes noted that the Company’s mortgage division, which commenced operations in the fourth quarter of 2002, added $2.7 million in new revenue and significantly boosted the amount of non interest income relative to total revenue.

     “As 2003 began, we set a goal for Florida Banks to again double its earnings over the preceding year,” Hughes continued. “This would translate into earnings per diluted share of at least $0.40 versus the $0.20 we reported for 2002. Considering the strength of our first quarter and our expectations that the momentum in the wholesale mortgage business will continue at least through the next two quarters, we think Florida Banks is now on pace to achieve an earnings level of $0.48 on a per share diluted basis in 2003.” In providing this higher guidance, Hughes noted that any impact from a slowdown in mortgage activity caused by higher interest rates, should that occur, should be partially offset by the benefits of improved margins resulting from higher rates on the Company’s core loan portfolio.

     At March 31, 2003, Florida Banks had $840.1 million in total assets, representing an increase of 11% from total assets of $756.1 million at December 31, 2002, and a 52% increase over total assets of $552.5 million at March 31, 2002. Net loans held for investment at March 31, 2003, were

$581.6 million, representing an increase of 7% from net loans of $543.2 million at December 31, 2002, and a 34% increase from net loans of $429.7 million as of March 31, 2002. Loans held for sale totaled $90.0 million at March 31, 2003, compared with $54.7 million at the end of 2002; the Company had no loans held for sale at the end of the first quarter of 2002.

     The Company continued to fund its loan growth in the first quarter of 2003 primarily through increased deposits, along with repurchase agreements and other borrowings. At March 31, 2003, deposits totaled $696.7 million, up 5% from $664.9 million at December 31, 2002, and up 57% from $444.2 million at the end of the first quarter last year.

     A public, listen-only simulcast and replay of Florida Bank’s fourth quarter conference call will begin at 11:00 a. m. Eastern Time tomorrow (April 23, 2003) and may be accessed with appropriate software at the Company’s web site (www.flbk.com) and at www.companyboardroom.com. Access to the conference call is also available by dialing 1-800-458-9009 if Internet access is unavailable. A replay of this call will be available using these same links beginning at approximately 2:00 p.m. tomorrow and continuing through May 23, 2003.

     Florida Banks, Inc. is a Jacksonville-based holding company for a statewide community banking system in certain of Florida’s largest and fastest-growing markets. The Company’s community banking approach emphasizes responsive and personalized service to its customers at a level normally reserved for only the very best customers of large banks. Local banking affiliates of Florida Banks, Inc. offer a range of traditional banking products and services to small and medium-sized businesses and professionals. Florida Banks, Inc. also provides personal banking services for the owners and executives of those businesses. The Company operates full-service banking offices in Tampa, Jacksonville, Alachua County (Gainesville), Broward County (Ft. Lauderdale), Pinellas County (St. Petersburg/Clearwater/Largo), Marion County (Ocala), and recently opened a loan production office in West Palm Beach.

     Financial information contained in this News Release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Operations for the indicated periods. Percentage changes are calculated on the actual amount of the change and dollar amounts are rounded for presentation purposes.

     Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

FLORIDA BANKS, INC.

Summary Financial Highlights (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

Net interest income	$5,859	$4,279
Provision for loan losses	889	380

Net interest income after provision for loan losses	4,970	3,899
Noninterest income	3,684	537
Noninterest expenses	7,435	3,633

Income before provision for income taxes	1,219	803
Provision for income taxes	426	307

Income before preferred stock dividends	793	496
Preferred stock dividends	62	120

Net income applicable to common shares	$731	$376

Earnings per share:
Basic	$0.11	$0.07

Diluted	$0.11	$0.07

Weighted average shares:
Basic	6,782,579	5,692,094

Diluted	6,894,450	5,708,591

Net interest rate spread	2.81%	2.76%
Net interest margin	3.23%	3.37%
Noninterest expense ratio	1.92%	0.40%
Overhead ratio	3.88%	2.73%
Return on average assets	0.38%	0.28%
Return on average equity	5.45%	3.21%

	March 31,	March 31,
	2003	2002

Total assets	$840,057	$552,501
Loans held for investment, net	581,630	429,742
Deposits	696,682	444,228
Shareholders’ equity	53,766	46,539
Book value per common share	7.19	6.95

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Operations for the indicated periods. Percentage changes are calculated on the actual amount of the change and dollar amounts are rounded for presentation purposes. Complete quarterly financial statements are available on the Company’s website (www.flbk.com) under the Investor Relations section.

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